Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Amphenol Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.001 per share	Other	250,000	$127.24	$31,810,000	0.00014760	$4,695.16
Total Offering Amounts					$31,810,000		$4,695.16
Total Fee Offsets							$—
Net Fee Due							$4,695.16

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of Class A Common Stock, par value $0.001 per share, of Amphenol Corporation reserved for issuance under the 2024 Restricted Stock Plan for Directors of Amphenol Corporation.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on May 13, 2024, a date within five business days of the filing of the Registration Statement, which was $127.24 per share.